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                                                                  EXHIBIT (c)(6)

                                                                  EXECUTION COPY



                            STOCK PURCHASE AGREEMENT


                    STOCK PURCHASE AGREEMENT dated as of September 17, 1999,
               between Neomed Fund Limited (the "Seller") and BXA Acquisition
                                                 ------
               Company, a Delaware corporation ("Purchaser").
                                                 ---------


          Seller understands that Purchaser is contemplating entering into an agreement and plan of merger dated as of September 17, 1999 (the "Merger Agreement"), among Schering Berlin Inc., a Delaware corporation ("Parent"), Purchaser and Diatide, Inc., a Delaware corporation (the "Company"). The Merger Agreement provides, among other things, for the commencement of a tender offer (as it may be amended from time to time, the "Offer") to purchase all the shares of common stock, par value $0.001 (the "Company Common Stock"), of the Company.

          In connection with the transactions contemplated by the Merger Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 30,769 shares of the Series A Convertible Preferred Stock, par value $0.01 per share (the "Shares"), of the Company.
                            ------

          Accordingly, to induce Purchaser to enter into the Merger Agreement, the parties hereby agree as follows:

          SECTION 1.01.  Purchase and Sale of the Shares. On the terms and
                         --------------------------------
subject to the conditions of this Agreement, if Purchaser accepts for payment and pays for any shares of Company Common Stock pursuant to the Offer, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, on the first date on which Purchaser pays for any shares of Company Common Stock accepted for payment pursuant to the Offer, the Shares for a purchase price per share of $9.75 in cash or such greater amount as shall be equal to the highest price per share of Company Common Stock paid pursuant to the Offer (the "Per Share Price"), payable as set forth in Section 1.03 (the
                ---------------
"Acquisition").
------------

          SECTION 1.02.  Closing Date.  The closing of the Acquisition (the
                         -------------
"Closing") shall take place at the offices of Hale and Dorr LLP, 60 State
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Street, Boston, Massachusetts 02109, at 10:00 a.m. on the first date on which
Purchaser pays for any shares of Company Common Stock accepted for payment pursuant to the Offer, or at such other place, time and date as shall be agreed between Seller and Purchaser.
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The date on which the Closing occurs is referred to in this Agreement as the
"Closing Date".
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          SECTION 1.03.  Transactions To Be Effected at the Closing.  At the
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Closing:

          (a) Seller shall deliver to Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed; and

          (b) Purchaser shall deliver to Seller payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), of immediately available funds in an amount equal to the product of the number of Shares and the Per Share Price.

          Section 1.04.  Proxy.  (a) Effective upon such time as Purchaser
                         ------
accepts for payment and pays for, pursuant to the Offer and prior to Closing, any shares of Company Common Stock pursuant to the Offer, Seller hereby irrevocably grants to, and appoints, Purchaser and Robert Chabora, or either of them, and any individual designated in writing by either of them, and each of them individually, as Seller's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Seller, to vote the Shares or grant a consent or approval in respect of the Shares on any matter in such proxy's sole discretion. The Seller hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Seller hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of
Section 212(e) of the DGCL.

          (b) Seller agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter
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into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person other than to Purchaser pursuant to the Acquisition or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares other than this Agreement, and shall not commit or agree to take any of the foregoing actions.
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          SECTION 1.05. Representations and Warranties of Seller.  Seller hereby
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severally and not jointly represents and warrants as of the date hereof and as of the Closing Date that: Seller has good and valid title to the Shares, free and clear of all liens, mortgages, security interests, charges, covenants, options, claims, restrictions or encumbrances of any type, other than any restrictions pursuant to (i) the Securities Purchase Agreement dated September 23, 1997 (the "Purchase Agreement"), among the Company, Seller and the other parties party thereto or (ii) the Registration Rights Agreement dated as of September 23, 1997 (the "Registration Rights Agreement"), among the Company, Seller and the other parties party thereto (collectively, "Liens"). Assuming
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Purchaser has the requisite power and authority to be the lawful owner of the
Shares, upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller's receipt of the purchase price for the Shares specified in Section 1.01, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates. Other than this Agreement, the Purchase Agreement and the Registration Rights Agreement, the Shares are not subject to any voting trust agreement or other contract, including any contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

          SECTION 1.06.  Termination.  (a)  This Agreement may be terminated at
                         -----------
any time prior to the Closing by mutual written consent of Seller and Purchaser. This Agreement shall automatically terminate upon the termination or expiration of the Offer without the purchase of any shares of Company Common Stock thereunder.

          SECTION 1.07. Miscellaneous.  This Agreement may not be amended or
                        --------------
modified except by an instrument in writing signed by Purchaser and Seller.
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each party submits to the exclusive jurisdiction of the courts of the State of New York and the Federal District Court, in each case located in the Borough of Manhattan, in connection with any suit, action or proceeding arising out of this Agreement.
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          IN WITNESS WHEREOF, Seller and Purchaser have duly executed this
Agreement as of the date first written above.


                                        NEOMED FUND LIMITED,

                                          by /s/ LYNNIECE ROBINSON
                                            ------------------------
                                            Name: Lynniece Robinson
                                            Title: Secretary

                                        BXA ACQUISITION COMPANY,

                                          by /s/ ROBERT CHABORA
                                            ------------------------
                                            Name: Robert Chabora
                                            Title: President


          Parent hereby unconditionally and irrevocably guarantees the performance by Purchaser of its obligations under this Agreement.


                                        SCHERING BERLIN INC.,

                                          by /s/ ROBERT CHABORA
                                            ------------------------
                                            Name: Robert Chabora
                                            Title: Vice President - Law